Contact:

Allison Wey

Senior Director

Investor Relations and Corporate Affairs

Par Pharmaceutical Companies, Inc.

(201) 802-4000

PAR PHARMACEUTICAL REPORTS ADJUSTED EPS OF $0.49

 FOR FIRST QUARTER 2009

Strong Quarter Driven by Improved Margins

 and Higher Sales of Select Generic Products

Woodcliff Lake, N.J., May 6, 2009 – Par Pharmaceutical Companies, Inc. (NYSE:PRX) today reported results for the first quarter ended March 28, 2009.

Par reported total revenues of $204.0 million and net income of $16.1 million, or $0.48 per diluted share, which included a change in estimate relating to the final Pentech settlement agreement, restructuring-related costs, a milestone payment to MonoSol Rx, and a required change in accounting principle that results in non-cash interest expense (FSP APB 14-1).  Adjusting for these items, earnings per diluted share were $0.49 for the three month period ended March 28, 2009.  This is compared to reported revenues of $154.9 million and net income of $1.4 million, or $0.04 per diluted share for the same period in 2008 as adjusted for the adoption of FSP APB 14-1, which became effective January 1, 2009.  Adjusting for one-time items, earnings per diluted share were $0.17 in the first quarter of 2008.

First Quarter Highlights

Key Product Sales (Net sales comparisons at the product level are to fourth quarter 2008)

●

Metoprolol:  For the quarter ended March 28, 2009, net sales of metoprolol succinate reached $112.2 million, an increase of 127% from the fourth quarter 2008.  Commencing in the first quarter of 2009, Par became the exclusive supplier of metoprolol succinate resulting in increased volume and price.  Par is the authorized generic for all strengths of AstraZeneca’s Toprol® XL.

●

Sumatriptan: Net sales of sumatriptan injection were $16.0 million for the quarter ended March 28, 2009 compared to $18.1 million in the fourth quarter when the product launched.  Through the first three months of 2009, Par remained the exclusive supplier of generic Imitrex® 4mg and 6mg starter kits and 4mg prefilled cartridges and had one competitor in the 6mg prefilled cartridges.

●

Meclizine: Net sales for the three months ended March 28, 2009 were $9.8 million compared to $10.8 million in the fourth quarter of 2008.  Par was the exclusive supplier of meclizine in the first quarter of 2009.

●

Dronabinol: Net sales for the first quarter 2009 were $7.0 million.  This compares to $6.4 million in the fourth quarter 2008.   Through the first quarter of 2009, Par was one of two distributors of generic Marinol®.

●

Other generic products:  For the first quarter 2009, revenues from all other generic products were $43.0 million, a decrease of approximately $11 million from the fourth quarter 2008.  The decline reflects a decrease in the number of products sold as a result of Par’s discontinuation of less profitable products from its portfolio, a process that was refined in the fourth quarter of 2008.

●

Megace® ES:  Net sales were $13.5 million for the three months ended March 28, 2009 compared with $19.7 million in the fourth quarter.  The decrease in net sales was due primarily to the trade accelerating its Megace ES purchases in the fourth quarter before the holiday to the detriment of the first quarter.  However, prescription levels were up slightly compared to the fourth quarter of 2008.

Total net revenues for the three months ended March 28, 2009, were $204.0 million, up $49.1 million, or nearly 32%, from the year ago period, principally driven by gains in metoprolol succinate, sumatriptan injection, dronabinol, and meclizine, tempered by declines in fluticasone and Megace® ES.

Gross margin for the first quarter 2009 was $64.1 million, or 31.4% of total revenue, an increase of $14.5 million from the comparable period in 2008.  Total generic gross margin in the first quarter 2009 was $52.0 million, or 27.7% of total generic revenue, compared to $30.1 million, or 23.2% of total generic revenue.  This increase is due primarily to the launches of sumatriptan and dronabinal and higher sales of metoprolol and meclizine.  These four products contributed $29.3 million of gross margin, or 20.2% of such generic revenue.  Gross margin of all other generic products was approximately $22.7 million, or 52.9% of other generic revenue.  The improvement in total generic gross margin percentage was due primarily to higher sales of sumatriptan, meclizine and dronabinal, and the discontinuation of lower margin generic products as part of the generic division’s restructuring announced in the fourth quarter of 2008.  Strativa’s gross margin of $12.0 million, or 75.4% of total Strativa revenue, decreased compared to the first quarter of 2008 due to lower sales of Megace ES and increased rebates.

Research and Development (R&D) expenses decreased 58.2% to $7.2 million in the first quarter of 2009 compared to the first quarter 2008 due to the resizing of the generic division, which included a headcount reduction and lower development and biostudy costs, as well as decreased expenses related to Strativa milestone payments.

Selling, general and administrative (SG&A) expenses for the first quarter 2009 increased 5.1% to $33.0 million compared to the first quarter 2008.  The increase is due to an increase in employment costs and higher legal fees.   Branded sales and marketing expenses were essentially flat as increased pre-launch costs behind products currently being developed were tempered by lower Megace® ES related spend.   SG&A expenses were $39.2 million in the fourth quarter of 2008.

Cash and cash equivalents and marketable securities is currently approximately $175 million and reflect first quarter cash outflows related to the Pentech final settlement (approximately $66 million), the re-purchase of $2.5 million face value of Par’s convertible debentures at a discount, and the second quarter purchase of Nascobal B12 Nasal Spray (approximately $55 million).

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Product and Pipeline Update

On March 31, 2009, Strativa Pharmaceuticals acquired the worldwide rights to Nascobal® B12 Nasal Spray and anticipates re-launching the product with its expanded salesforce in late June. Nascobal is the first and only once-weekly FDA approved prescription vitamin B12 supplement indicated to treat vitamin B12 deficiency.  In conjunction with the acquisition of Nascobal, Par acquired certain manufacturing assets from MDRNA and assumed operating leases at the facility where the product is manufactured.

In early April, Strativa filed its NDA for ondansetron orally dissolving film strip with the FDA.  If approved, ondansetron ODFS could launch by mid-2010.

BioAlliance Pharma, Strativa’s development partner for Loramyc®, recently held a meeting with the FDA and based on this meeting, will resubmit the NDA in the second quarter. If approved, Strativa could launch Loramyc in the second half of 2010.

Par successfully launched alprazolam ODT, a generic version of Niravam®, during the first quarter, and was the exclusive supplier of the product during the period.  Niravam had $9.2 million in annual sales in 2008 according to IMS Health.

Par recently announced that it settled its patent litigation with Reliant Pharmaceuticals over Rythmol® SR.  Under terms of the settlement, Par will have the right to introduce a generic version of Rythmol SR no later than January 1, 2011.

Par also settled its patent litigation with Novartis Pharmaceuticals over certain strengths of Lotrel®.  Under terms of the settlement, Par will have the right to introduce a generic version of Lotrel on January 1, 2011.

Par currently has approximately 37 ANDAs pending with the FDA, 14 of which Par believes to be first-to-file and/or first-to-market opportunities with a brand value of approximately $5.8 billion.

Conference Call

Par has scheduled a conference call for Wednesday, May 6 at 9:00 am EDT to discuss results for the first quarter of 2009.  Par invites investors and the general public to listen to a webcast of the conference call.  Access to the live webcast can be made via the Company’s website at http://www.parpharm.com and will be available for two weeks.  The dial-in number is 866-356-4123 for domestic callers and 617-597-5393for international callers.  The access number is 84965329.  A replay of the conference call will be available commencing approximately one hour after the call.  The replay dial-in number is 888-286-8010 for domestic callers and 617-801-6888 for international callers.  The access number is 59953213.

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Non-GAAP Measures

Par believes it prepared its condensed consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP) and pursuant to accounting requirements of the Securities and Exchange Commission applicable to quarterly reports on Form 10-Q.  In an effort to provide investors with additional information regarding Par’s results and to provide a meaningful period-over-period comparison of Par’s financial performance, the Company sometimes uses non-GAAP financial measures as defined by the Securities and Exchange Commission.  The differences between the U.S. GAAP and non-GAAP financial measures are reconciled in an attached schedule.  In presenting comparable results, the Company discloses non-GAAP financial measures when it believes such measures will be useful to investors in evaluating Par’s underlying business performance.  Management uses the non-GAAP financial measures to evaluate Par’s financial performance against internal budgets and targets.  In addition, management internally reviews Par’s results excluding the impact of certain items, as it believes that these non-GAAP financial measures are useful for evaluating Par’s core operating results and facilitating comparison across reporting periods.  Importantly, Par believes non-GAAP financial measures should be considered in addition to, and not in lieu of, U.S. GAAP financial measures.  Par’s non-GAAP financial measures may be different from non-GAAP financial measures used by other companies.

About Par

Par Pharmaceutical Companies, Inc. develops, manufactures and markets generic drugs and innovative branded pharmaceuticals for specialty markets.  For press release and other company information, visit www.parpharm.com.

Safe Harbor Statement

Certain statements in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  To the extent any statements made in this news release contain information that is not historical, these statements are essentially forward-looking and, as such, are subject to known and unknown risks, uncertainties and contingencies, many of which are beyond the control of the Company, which could cause actual results and outcomes to differ materially from those expressed herein.  Risk factors that might affect such forward-looking statements include those set forth in Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, in other of the Company’s filings with the SEC from time to time, including Current Reports on Form 8-K, and on general industry and economic conditions.  Any forward-looking statements included in this news release are made as of the date hereof only, based on information available to the Company as of the date hereof, and, subject to any applicable law to the contrary, the Company assumes no obligation to update any forward-looking statements.

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PAR PHARMACEUTICAL COMPANIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Share Data)

(Unaudited)

	March 28,	December 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$133,773	$170,629
Available for sale debt and marketable equity securities	70,813	93,097
Accounts receivable, net	131,658	83,408
Inventories	48,720	42,504
Prepaid expenses and other current assets	19,064	20,040
Deferred income tax assets	35,941	53,060
Income taxes receivable	39,856	35,397
Total current assets	479,825	498,135

Property, plant and equipment, at cost less accumulated depreciation and amortization	79,319	79,439
Available for sale debt and marketable equity securities	375	1,949
Intangible assets, net	28,956	35,208
Goodwill	63,729	63,729
Deferred financing costs and other assets	991	1,159
Non-current deferred income tax assets, net	68,030	68,618
Total assets	$721,225	$748,237

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$129,234	$130,141
Accounts payable	29,037	22,879
Payables due to distribution agreement partners	43,297	91,451
Accrued salaries and employee benefits	14,173	11,850
Accrued expenses and other current liabilities	36,250	38,352
Total current liabilities	251,991	294,673

Long-term debt, less current portion	-	-
Other long-term liabilities	40,786	41,581
Commitments and contingencies	-	-

Stockholders' equity
Common Stock, par value $0.01 per share, authorized 90,000,000 shares; issued 37,572,275 and 37,392,469 shares	375	374
Additional paid-in capital	322,047	319,976
Retained earnings	175,549	159,470
Accumulated other comprehensive gain	92	122
Treasury stock, at cost 2,815,369 and 2,716,010 shares	(69,615)	(67,959)
Total stockholders' equity	428,448	411,983
Total liabilities and stockholders’ equity	$721,225	$748,237

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PAR PHARMACEUTICAL COMPANIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Data)

(Unaudited)

	Three Months Ended
	March 28,	March 29,
	2009	2008

Revenues:
Net product sales	$200,223	$151,237
Other product related revenues	3,812	3,691
Total revenues	204,035	154,928
Cost of goods sold	139,966	105,407
Gross margin	64,069	49,521
Operating expenses:
Research and development	7,172	17,158
Selling, general and administrative	32,960	31,346
Settlements and loss contingencies, net	(3,376)	-
Restructuring costs	1,401	-
Total operating expenses	38,157	48,504
Gain on sale of product rights and other	(1,100)	(1,625)
Operating income	27,012	2,642
Gain on extinguishment of senior subordinated convertible notes	245	-
Equity in loss of joint venture	-	(20)
Loss on marketable securities and other investments, net	(55)	-
Interest income	1,157	3,014
Interest expense	(2,567)	(3,510)
Income from continuing operations before provision for income taxes	25,792	2,126
Provision for income taxes	9,537	743
Income from continuing operations	16,255	1,383
Discontinued operations:
Gain from discontinued operations	-	505
Provision for income taxes	176	445
(Loss) gain from discontinued operations	(176)	60
Net income	$16,079	$1,443

Basic earnings per share of common stock:
Income from continuing operations	$0.48	$0.04
(Loss) gain from discontinued operations	0.00	0.00
Net income	$0.48	$0.04

Diluted earnings per share of common stock:
Income from continuing operations	$0.48	$0.04
(Loss) gain from discontinued operations	0.00	0.00
Net income	$0.48	$0.04

Weighted average number of common shares outstanding:
Basic	33,603	33,220
Diluted	33,772	33,587

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Reconciliation Between Reported (GAAP) and Adjusted Net Income (Loss) (In thousands, except per share data) (Unaudited)
	Three Months Ended
	March 28,	March 29,
	2009	2008

Reported Net Income	$16,079	$1,443
Change in Estimate Related to Final Pentech Settlement	(3,412)	─
Restructuring Costs	1,401	─
Milestone Payments	1,000	5,000
Non-cash Interest Expense (FSP APB 14-1)	1,593	1,843
Estimated Tax on Adjustments	(221)	(2,600)
Adjusted Net Income (non-GAAP measure)	$16,440	$5,686

Diluted Earnings Per Share:
Reported	$0.48	$0.04
Adjusted (non-GAAP measure)	$0.49	$0.17